Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus Supplement, dated March 18, 2008, of Particle Drilling Technologies, Inc. of our reports dated December 13, 2007 relating to the consolidated financial statements of Particle Drilling Technologies, Inc. as of September 30, 2007 and 2006 and for each of the three years ended September 30, 2007, 2006, and 2005 and the period from June 9, 2003 (date of inception) to September 30, 2007, and the effectiveness of internal control over financial reporting of Particle Drilling Technologies, Inc. as of September 30, 2007, which appear in Form 10-K for the year ended September 30, 2007.

We also consent to the reference to us under the heading “Experts” in such Prospectus Supplement.

/s/  UHY LLP

Houston, Texas

March 18, 2008